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                                                                     EXHIBIT 4.1


                              LIST OF SUBSIDIARIES


1. API Electronics, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, doing business as API.

2. IL Canada, Inc., an Ontario corporation and a wholly owned subsidiary of the Company, doing business as InvestorLinks.com.

3. IL Data Corporation, Inc., a Nevada corporation and a wholly owned subsidiary of IL Canada, Inc., doing business as InvestorLinks.com.